Exhibit (h)(3)(i)


                                    EXHIBIT A



                               LIST OF PORTFOLIOS
                             As of October 25, 2001


                          Whitehall Enhanced Index Fund
                              Whitehall Growth Fund
                        Whitehall Growth and Income Fund
                            Whitehall High Yield Fund
                              Whitehall Income Fund